EXHIBIT 12.1
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                        BANKUNITED FINANCIAL CORPORATION
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                                      NINE MONTHS
                                                         ENDED
                                                        JUNE 30,               FOR THE YEARS ENDED SEPTEMBER 30,
                                                    ---------------    --------------------------------------------------
                                                     1997      1996      1996      1995       1994       1993      1992
                                                    ------   ------    -------    -------   -------    -------   --------
Fixed charges (excluding interest on deposits):

Interest on Borrowings                              $15,190  $10,379     13,832  $ 8,455     $ 4,951    $ 1,949   $ 1,888
Rent (33%)                                              394      214        302      320         256        202       205
                                                    ----------------   --------------------------------------------------
  Total fixed charges                                15,584   10,593     14,134    8,775       5,207      2,151     2,093

Income fixed charges
  extraordinary items                                 9,027    4,431      4,243    9,981       3,607      6,356     4,248
                                                    ----------------   --------------------------------------------------
    Earnings                                        $24,611  $15,024    $18,377  $18,756     $ 8,814    $ 8,507   $ 6,341
                                                    ================   ==================================================

Total fixed charges                                 $15,584  $10,593    $14,134  $ 8,775     $ 5,207    $ 2,151   $ 2,093
Preferred stock dividends on a pretax basis           3,495    2,595      3,460    3,536       3,016      2,386     1,373
                                                    ----------------   --------------------------------------------------
  Combined fixed charges and
    preferred stock dividends                       $19,079  $13,188    $17,594  $12,311     $ 8,223    $ 4,537   $ 3,466
                                                    ================   ==================================================
Ratio of earnings to combined fixed charges
  and preferred stock dividends                      1.29:1   1.14:1     1.05:1   1.52:1      1.07:1     1.87:1    1.83:1
                                                    ================   ==================================================



Fixed charges (including interest on deposits):

Interest on Deposits                               $34,823   $14,555    $20,791  $17,849     $11,344    $10,261   $12,134
Interest on Borrowings                              15,190    10,379     13,832    8,456       4,951      1,949     1,888
Rent (33%)                                             394       214        302      320         256        202       205
                                                   -----------------   --------------------------------------------------
  Total fixed charges                               50,407    25,148     34,925   26,625      16,551     12,412    14,227

Income before income taxes and
  extraordinary items                                9,027     4,431      4,243    9,981       3,607      6,356     4,248
    Earnings                                       $59,434   $29,579    $39,168  $36,606      20,158    $18,768   $18,475
                                                   =================   ==================================================

Total fixed charges                                $50,407   $25,148    $34,925  $26,625     $16,551    $12,412   $14,227
Preferred stock dividends on a pretax basis          3,495     2,595      3,460    3,536       3,016      2,386     1,373
                                                   -----------------   --------------------------------------------------
  Combined fixed charges and
    preferred stock dividends                      $53,902   $27,743    $38,385  $30,161     $19,567    $14,798   $15,600
                                                   -----------------   --------------------------------------------------
Ratio of earnings to combined fixed charges
  and preferred stock dividends                     1.11:1    1.07:1     1.02:1   1.21:1      1.03:1     1.27:1    1.18:1
                                                   -----------------   --------------------------------------------------
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